EXHIBIT 10.3

                 [LETTERHEAD OF FIRST AMERICAN RAILWAYS, INC.]



                                December 4, 1996

Gordon L. Downing
8807 Hidden Oaks Drive
Eden Prairie, Minnesota 55344

                  RE: EMPLOYMENT AGREEMENT WITH FIRST AMERICAN
                         RAILWAYS, INC. (THE "COMPANY")

Dear Gordon:

         This letter confirms that the Company agrees to employ you, and you agree to accept such employment, upon the terms and conditions set forth below beginning December 2, 1996 and continuing for a period of one year. The term of your employment shall be automatically renewed for two consecutive additional one-year periods unless and until you or the Company give the other party written notice, received not later than 90 days prior to the then current expiration date of your employment, of your or the Company's intention to terminate your employment hereunder.

         During the period of your employment you will serve as Vice President of Marketing and Sales. You agree that, during the period of your employment under this Agreement, you will serve the Company faithfully, diligently and to the best of your ability under the direction and supervision of the President of the Company, and you will devote your full time, energy and skill to such employment. You further agree to perform, from time to time, such services and to act in such capacities as the President of the Company shall request without further compensation other than that for which provision is made in this Agreement.

         During the initial term of your employment, the Company shall pay you a salary (in accordance with the Company's regular payroll practices) as follows:

Gordon L. Downing
December 4, 1996

     1996-'97:
(Commencement-1/31/97)                     Base compensation at an annual rate
                                           of $95,000.

         1997:

(2/1/97 - 12/31/97)                         $100,000 per annum base compensation
                                            along with a target bonus of 25% of
                                            base compensation as determined by
                                            the President of the Company
                                            consistent with your attainment of
                                            pre-determined individual and
                                            corporate objectives; provided,
                                            however, if the Company achieves its
                                            "revenue goals" as previously
                                            determined by the President of the
                                            Company then you shall be entitled
                                            to (i) receive as an additional
                                            bonus an amount equal to 5% of your
                                            applicable base compensation, and
                                            (ii) the grant of ten-year,
                                            non-qualified options covering 3,000
                                            shares of common stock exercisable
                                            at the then current market price and
                                            all of which shall be fully vested
                                            upon grant. (If your employment is
                                            not renewed as provided herein
                                            effective December 2, 1997, you will
                                            only be entitled to receive the
                                            prorated amount of your base
                                            compensation for Calendar Year 1997,
                                            for the period of your actual
                                            employment.)

   Calendar 1998:
(1/1/98 - 12/31/98)                         Base  compensation,  target  bonus,
                                            and  future  stock  options  to be
                                            evaluated  and  determined  by  the
                                            President.

         The Company agrees to grant you on December 2, 1996 and thereafter on each of the first and second anniversaries of that date (so long as this agreement has not otherwise been terminated except as otherwise provided herein) non-qualified, ten-year stock options to purchase 10,000 shares of common stock (subject to standard anti-dilution protections) at an exercise price which is equal to the then current market price, each of such 10,000-share options shall vest in one-third increments (3,333 shares) annually, with the initial vesting beginning on the date granted; provided, however, that any such options which remain to be granted and/or vested hereunder shall be immediately and fully granted and vested in their entirety upon your election to terminate this Agreement by reason of a "change in control" of the Company as hereafter defined.

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
Gordon L. Downing
December 4, 1996

         In the event that you are incapacitated by reason of mental or physical disability during the period of your employment so that you are prevented from performing your principal duties and services to the Company for a period of 120 consecutive days or for shorter periods aggregating 120 days during any 12-month period, the Company shall have the right to terminate your employment by delivering or telecopying written notice of such termination to you or to your legal representative, as the case may be. Upon such termination or in the event of your death, the Company shall be relieved of any further obligations under this Agreement with the exception of the obligation to pay to you or your estate, as the case may be, any accrued and unpaid salary earned by you, and all granted but unvested options shall become fully vested. Further, in the event of termination pursuant to this paragraph, the Company will pay the health and life insurance premiums in connection with the coverage contemplated hereby for the six-month period following such termination.

         The Company shall have the right to terminate your employment for "cause" at any time by reason of one or more of the following occurrences: (i) your conviction, by a court of competent and final jurisdiction, of any crime (but only in the event such crime involves the Company or directly relates to your duties thereto) which constitutes a felony in such jurisdiction; or (ii) your commission of a material act of malfeasance, fraud, dishonesty or breach of trust against the Company; or (iii) your material violation of the terms of this Agreement; or (iv) your failure to devote sufficient time, e.g., averaging 40 hours per week (taking into account vacation and holiday time) to the Company's business. In the event the Company elects to terminate your employment for "cause," the Company shall deliver or telecopy written notice to you informing you of such election and setting forth the action or omission constituting the reason for terminating your employment for "cause."

         You shall be entitled to paid sick days and paid vacation days commensurate with that due to an executive at your level of employment, with no more than two weeks of which to be consecutive.

         Until the establishment by the Company of a health insurance plan for its executives, which is contemplated to be done on or before January 15, 1997, the Company will pay you $300 per month to reimburse you for maintaining your own health insurance coverage; you will provide the Company with receipts to document your expenditure for such coverage. Thereafter, it is anticipated that beginning on January 15, 1997, the Company shall provide you with "standard" medical insurance. You shall also be entitled to

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

Gordon L. Downing
December 4, 1996

participate to the same extent as other employees of the Company of a like capacity and position in any profit sharing plan, executive non-qualified deferred compensation plan or incentive compensation plan that the Board of Directors of the Company shall determine to make available to such employees. Beginning on December 2, 1996, the Company will pay you a car allowance of $300 per month.

         Subject to the provisions of the subsequent paragraph, in the event your employment with the Company is terminated (i) for "cause" (as defined above), you will be entitled to receive 60 days' worth of your then current base compensation along with any applicable bonus, or (ii) other than for "cause" you will be entitled to the full benefits hereunder through the existing term hereof.

         In the event there is a "change in control" of the Company (as defined below) and (i) within 12 months of such "change in control" you terminate your employment hereunder, or (ii) your employment hereunder is terminated by the Company for any reason or no reason within 12 months of such "change in control", then in either case you shall, within fifteen days of such termination, receive as severance pay a payment in cash of an amount equal to one year's worth of your then current base compensation plus applicable bonus (if any), along with the above-described acceleration of the granting and vesting of your stock options (the "Termination Benefits"). For purposes of this Agreement, a "change in control" of the Company shall occur when more than 50% of the Company's voting capital stock is acquired by any "individual," "entity" or "group" as those terms are defined in the Securities Exchange Act of 1934.

         It is expressly understood and agreed that your employment must terminate in order for the provisions of the preceding paragraph (which provides for the payment of Termination Benefits to you in certain circumstances) to be operative.

         You agree that you will execute the Company's standard confidentiality and noncompetition agreement upon your acceptance of employment with the Company.

         For the sixty-day period commencing December 2, 1996, the Company agrees to sell to you up to 10,000 shares of its common stock for a per share price equal to the current public market price of the Company's common stock.

         It is further understood and a part of this Agreement that you and your immediate family will relocate permanently to southeastern Florida within one year.

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
Gordon L. Downing
December 4, 1996

         This Agreement represents the entire understanding and agreement between us with respect to your employment by the Company and supersedes all prior negotiations, representations and agreements made by and between us. No alteration, amendment or modification of any of the terms or provisions of this Agreement shall be valid unless made pursuant to an instrument in writing and signed by each of us. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         Kindly indicate below that the foregoing represents our mutual agreement with respect to the matters described in this Agreement by signing and returning a copy of this Agreement, whereupon this Agreement shall constitute an agreement between us.

Very truly yours,

FIRST AMERICAN RAILWAYS, INC.


By: /s/ RAYMOND MONTELEONE
-------------------------------------
Raymond Monteleone, President
and Chief Operating Officer


Agreed to and Accepted this
6 day of December, 1996


/s/ GORDON L. DOWNING
------------------------------
Gordon L. Downing

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